Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of April 18, 2016 (the “Effective Date”), by and between VASCO Data Security International, Inc. (the “Company”), and Steven Worth (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s General Counsel and Chief Compliance Officer, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and Executive agree as follows:

ARTICLE I
EMPLOYMENT SERVICES

1.1Term of Employment. The term of Executive’s employment under this Agreement shall commence on the Effective Date and continue until the second anniversary of such date (the “Initial Term”), which shall automatically renew on the second and each following anniversary of the Effective Date for successive one (1) year terms (each, a “Successive Term”) (the Initial Term, together with all Successive Terms, if any, are collectively referred to herein as the “Employment Period”), unless either party provides the other party with written notice at least six (6) months prior to the expiration of the Initial Term, or any Successive Term, of its or his intent not to renew the Initial Term, or any Successive Term, respectively. The Employment Period may be terminated earlier pursuant to the terms of Article III below.

1.2Position and Duties. On the terms and subject to the conditions set forth in this Agreement, commencing on the Effective Date and thereafter during the Employment Period, Executive shall hold the position of General Counsel and Chief Compliance Officer and shall report to the Chief Executive Officer. Executive shall perform such duties and responsibilities as are consistent with Executive’s position and as may be reasonably assigned to Executive by the Chief Executive Officer from time to time. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company, and shall use Executive’s reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company. Executive shall act in conformity with the Company’s Code of Conduct and Ethics (or similar successor document) as in effect from time to time (the “Code of Conduct”) and the Company’s policies, and within the limits, budgets and business plans set by the Company, and shall adhere to all rules and regulations in effect from time to time relating to the conduct of executives of the Company.

1.3Other Activities. Notwithstanding Section 1.2, Executive shall be permitted to devote a reasonable amount of time and effort to professional, industry, civic and charitable organizations and managing personal investments; but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of Executive’s duties hereunder, or otherwise violate any provision of this Agreement. Executive shall not become involved in the management of any for profit corporation, partnership or other for profit entity, including serving on the board of directors (or similar governing body) of any such entity, without the prior consent of the Company’s Board of Directors (“Board”) and the Chief Executive Officer; provided, however, that this restriction shall not apply to any subsidiary of the Company. Executive will serve without additional compensation as an officer and director of any of the Company’s subsidiaries. Any compensation or other remuneration received from such service may be offset against the amounts due hereunder.

1.4Location. The Executive’s place of business shall be the Company’s headquarters in Oakbrook Terrace, Illinois. Executive’s principal place of business shall not be relocated outside a 40 mile radius of such office without the written consent of Executive. Executive will travel as reasonably necessary to perform his duties under this Agreement, which may include significant travel, including internationally.

ARTICLE II
COMPENSATION

2.1Base Salary. The Company shall pay Executive base salary (“Base Salary”) at any annual rate of $325,000, payable in accordance with payroll practices in effect for senior executive officers of the Company generally. Base Salary shall be subject to review in accordance with the Company’s normal practice for executive salary review from time to time in effect, and may be increased, but will not be reduced without the prior written consent of Executive except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company.

2.2Annual Incentive Compensation. During the Employment Period, Executive shall participate in the Company’s Executive Incentive Plan and any successor thereto (the “Annual Bonus Plan”) in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company. For the portion of the Employment Period occurring in 2016, subject to and in accordance with the terms of the Annual Bonus Plan, Executive shall be provided a target bonus equal to 50% of his Base Salary (the “2016 Bonus”) prorated for the proportion that (i) the period that the Effective Date through December 31, 2016 is of (ii) the entire calendar year 2016.

2.3Long-Term Incentive Compensation. During the Employment Period, Executive shall participate in the Company’s 2009 Equity Incentive Plan and any successor thereto (the “Long-Term Incentive Plan”) in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company. In connection with his commencing employment with the Company, on the Effective Date Executive is being awarded under the Long Term Incentive Plan a time vesting restricted stock grant (the “Initial Grant”) for one hundred thousand dollars ($100,000) of the Company’s common stock, valued as of market closing on the Effective Date, and vesting in equal semi-annual installments over 4 years from the Effective Date. The Initial Grant is in lieu of a grant that would vest based on the Company’s 2016 financial results. Also, on the Effective Date Executive is being awarded under the Long Term Incentive Plan a restricted stock grant for one hundred thousand dollars ($100,000) of the Company’s common stock, valued as of market closing on the Effective Date, which would be earned based upon the Company achieving three year performance targets for Company’s executive officers for the three year period of 2016, 2017 and 2018, measured by results of 2018, as established by the Committee, and if earned, would vest 100% upon the Committee’s determination that such performance target was achieved (“2016 Three Year Performance Grant”). The terms and conditions of the Initial Grant and 2016 Three Year Performance Grant shall be governed by the Long Term Incentive Plan and an award agreement determined by the Committee in the case of the 2016 Three Year Performance Grant consistent with corresponding grants provided to other senior executive officers of the Company for 2016, and in the case of the Initial Grant consistent with time vested grants recently awarded.

2.4Employee Benefit Plans. Executive will be eligible to participate on substantially the same basis as the Company’s other senior executive officers in any other employee benefit plans offered by the Company including, without limitation, medical, dental, short-term and long-term disability, life insurance, pension and profit sharing (in each case, subject to the eligibility requirements of such plans). The Company reserves the right to modify, suspend or discontinue any and all of its employee benefit plans, practices, policies and programs at any time without recourse by Executive, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

2.5Vacation. Executive will be entitled to vacation in accordance with the Company’s vacation policy for senior executives of four weeks per calendar year of paid vacation.

2.6Business Expenses. The Company will reimburse Executive for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company’s policies and upon Executive’s presentation of an itemized written statement and such verification as the Company may require.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1Voluntary Resignation. Executive may terminate his employment for any reason by giving the Company 90 days prior written notice of a voluntary resignation date (“Resignation Date”). Upon receiving Executive’s notice of intent to resign, the Company may require that Executive cease performing services for the Company at any time before the Resignation Date, so long as the Company continues Executive’s Base Salary, service for purposes of the Annual Bonus Plan and Long-Term Incentive Plan, and employee benefits under Section 2.4 through the Resignation Date. Except as otherwise provided under law or the terms of the Annual Bonus Plan, the Long-Term Incentive Plan, or any other employee benefit plan in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the Resignation Date. For the avoidance of doubt, any annual incentive bonus that has not been paid as of the Resignation Date will not be payable and is forfeited.

3.2Termination By Company for Cause. The Company may terminate Executive’s employment for Cause (as defined below) by giving written notice to Executive designating an immediate or future termination date. Such notice shall indicate the specific provisions of this Agreement relied upon as the basis of such termination. In the event of a termination for Cause, the Company shall pay Executive his Base Salary and provide employee benefits under Section 2.4 through the termination date. Except as otherwise provided under law or the terms of the Annual Bonus Plan, the Long-Term Incentive Plan, or any other employee benefit plan in which Executive participates, Executive shall not be entitled to receive any compensation or benefits from the Company after the termination date.

For purposes of this Agreement, “Cause” means:

(i)Executive materially breaches Executive’s obligations under this Agreement, the Company’s Code of Conduct and Ethics (or any successor thereto) or an established policy of the Company;

(ii)Executive engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Committee, could injure the integrity, character or reputation of Company;

(iii)Executive fails or refuses to perform, or habitually neglects, Executive’s duties and responsibilities hereunder (other than on account of Disability (as defined below), and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties Executive failed to perform and an opportunity to cure of 30 days;

(iv)Use or disclosure by Executive of confidential information or trade secrets other than in the furtherance of the Company’s (or its subsidiaries’) business interests, or other violation of a fiduciary duty to the Company (including, without limitation, entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than with the prior written consent of the Board)); or

(v)Executive fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies Executive’s failure to cooperate and an opportunity to cure of 10 days.

3.3Termination By Company Without Cause or Termination by Executive for Good Reason. The Company may terminate Executive’s employment without Cause at any time during the Employment Period by giving written notice to Executive designating an immediate or future termination date.

Executive may resign from employment during the Employment Period due to:

(i)a failure to provide the compensation and benefits required by this Agreement;

(ii)a reduction in Executive’s Base Salary below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company or agreed to in writing by Executive;

(iii)any material diminution of Executive’s authority, duties or responsibilities; or

(iv)the Company requiring Executive to be based at any office or location other than the office provided for in Section 1.4 hereof;

(each of which shall constitute a “Company Breach” or “Good Reason”) and such resignation shall be treated as a termination by Executive for Good Reason; provided that, (a) Executive’s voluntary resignation occurs within 90 days following the initial occurrence of a Company Breach, (b) Executive provided written notice describing such Company Breach in reasonable detail to the Committee within 30 days of the initial occurrence of such Company Breach, and (c) the Company failed to cure such Company Breach within 30 days of receipt of such written notice from Executive; and provided, further, that in the case of subsections (ii) and (iii), an act or omission shall not constitute a Company Breach if Executive has incurred a Disability (as defined below).

The election by Executive to not renew the Initial Term or any Successive Terms pursuant to Section 1.1 shall not be a termination for Good Reason and shall not entitle Executive to Severance Pay. However, the election by the Company to not renew the Initial Term or any Successive Terms pursuant to Section 1.1 shall be deemed to be a termination without Cause effective as of the termination of the Initial Term or Successive Term as applicable, and shall entitle Executive to Severance Pay as hereinafter provided.

In the event of a termination by the Company without Cause or a termination by Executive for Good Reason, the Company shall pay Executive his Base Salary and provide employee benefits under Section 2.4 through the termination date. In addition, subject to the requirements set forth in Section 3.7, Section 3.8, and Section 3.9, the Company will provide the following compensation and benefits to Executive (collectively, the “Severance Pay”):

(A)an amount equal to six (6) months of Executive’s then current Base Salary, plus an amount equal to 50% of Executive’s target bonus under the Annual Bonus Plan for the current year in which Executive’s employment terminates, or if such target has not been established for such current year, then the most recently established target bonus under the Annual Bonus Plan, each less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the six (6) month period that begins on the first day immediately after the Release Effective Date (as defined in Section 3.7); and

(B)Awards, if any, under the Long Term Incentive Plan shall be paid in accordance with the terms and conditions of the Long-Term Incentive Plan and the applicable awards.

Except as otherwise provided under law, or the terms of the Annual Bonus Plan, the Long-Term Incentive Plan, or any other employee benefit plan in which Executive participates,

Executive shall not be entitled to receive any additional compensation or benefits from the Company after the termination date.

3.4Death. The Employment Period shall terminate automatically upon Executive’s death. In the event of Executive’s death during the Employment Period, the Company shall pay Executive’s Base Salary and provide employee benefits under Section 2.4 through the termination date. Except as otherwise provided under law or the terms of the Annual Bonus Plan, the Long-Term Incentive Plan, or any other employee benefit plan in which Executive participates, no other compensation or benefits from the Company shall be payable after the termination date.

3.5Disability. “Disability” means Executive being unable to perform his duties to the Company as General Counsel and Chief Compliance Officer as provided in this Agreement for a period of at least 180 continuous days as a result of a mental or physical condition. The Company may terminate Executive’s employment for Disability during the Employment Period by giving written notice to Executive designating a termination date that is at least 30 days after the date of the notice of termination, provided that Executive does not return to work on a substantially full-time basis within 30 days after notice of termination on account of Disability is provided to Executive. A return to work of less than 30 continuous days on a substantially full-time basis shall not interrupt a continuous period of Disability. In the event of termination of the Employment Period on account of Executive’s Disability, the Company shall pay Executive’s Base Salary and provide employee benefits under Section 2.4 through the termination date. Except as otherwise provided under law or the terms of the Annual Bonus Plan, the Long-Term Incentive Plan, or any other employee benefit plan in which Executive participates, no other compensation or benefits from the Company shall be payable after the termination date.

3.6Change in Control. “Change in Control” has the meaning assigned to such term in the Long Term Incentive Plan as in effect from time to time. Notwithstanding anything in this Agreement to contrary, a Change in Control will have occurred only if such change in ownership constitutes a change in control under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance in effect thereunder (“Section 409A”).

If contemporaneous with or within eighteen (18) months after a Change in Control that occurred during the Employment Period (a) the Company terminates Executive’s employment without Cause or (b) Executive terminates his employment for Good Reason, then, provided Executive complies with the requirements set forth in Section 3.7, Section 3.8, and Section 3.9, Executive will be eligible to receive the following payments (i) twelve (12) months of Executive’s then current Base Salary and (ii) 100% of his target bonus under the Annual Bonus Plan for the current year in which Executive’s employment terminates, or if such target has not been established for such current year, then the most recently established target bonus under the Annual Bonus Plan, each less applicable withholdings (collectively, the “Change in Control Payments”).

The Change in Control Payment which is a cash payment (and not securities) will be made in a lump sum cash payment as soon as practicable, but in no event more than ten (10) days after Release Effective Date. Except as otherwise provided under law or the terms of any other employee benefit plan in which Executive participates, Executive shall not be entitled to receive any additional compensation or benefits from the Company after the termination date.

3.7Execution of Separation Agreement. As a condition to receiving Severance Pay or Change in Control Payments, Executive must execute and return to the Company, and not revoke any part of, a general release and waiver of claims against the Company and its officers, directors, stockholders, employees and affiliates with respect to Executive’s employment (including, without limitation, a release of claims under the Age Discrimination in Employment Act (the “ADEA Release”)), and other customary terms, in a form and substance reasonably acceptable to the Company (the “Release”). Executive must deliver the executed Release within the minimum time period required by law or, if none, within twenty-one (21) days after Executive receives the Release from the Company, which shall not be more than fifteen (15) days after Executive’s termination of Employment. The Release will become effective on the date the revocation period of the ADEA Release expires without Executive revoking the ADEA Release (the “Release Effective Date”). Any obligation of the Company to provide the Severance Pay shall cease: (i) if Executive materially breached or breaches his contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the Release or (ii) if, after Executive’s termination, the Company discovers facts and circumstances that would have justified a termination for Cause during the Employment Period.

3.8Timing of Payments; Section 409A.

(a)Notwithstanding any other provision of this Agreement, in the event of a payment to be made, or a benefit to be provided, pursuant to this Agreement based upon Executive’s “separation from service” (as defined below) for a reason other than death at a time when Executive is a Specified Employee (as defined below) and such payment or provision of such benefit is not exempt or otherwise permitted under Section 409A without the imposition of any Section 409A Penalty (as defined below), such payment shall not be made, and such benefit shall not be provided, before the earlier of the date which is the first day of the seventh month after Executive’s separation from service or 30 days after Executive’s death. All payments or benefits delayed pursuant to this Section 3.8 shall be aggregated into one lump sum payment to be made as of the Company’s first business day following the first day of the seventh month after Executive’s separation from service (or if earlier, as of 30 days after Executive’s death).

(b)For purposes of this Agreement:

(i)“Separation from service” has the meaning provided under Code Section 409A and Treas. Reg. l.409A-1(h);

(ii)“Specified Employee” has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) as determined in accordance with the Company’s policy for determining Specified Employees;

(iii)“Section 409A Penalty” means any increase in tax or any other penalty pursuant to Section 409A; and

(iv)All payments of “deferred compensation,” as defined in Code Section 409A, due to Executive’s “termination of employment” shall be payable upon Executive’s separation from service.

(c)This Agreement is intended not to result in the imposition of any Section 409A Penalty and shall be administered, interpreted and construed in a manner consistent with such intent.

(d)Executive and the Company agree to cooperate to amend this Agreement from time to time as appropriate to avoid the imposition of any Section 409A Penalty.

(e)In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to any Section 409A Penalty.

(f)Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.

3.9Excess Parachute Payments; No Excise Tax Gross-Up. Notwithstanding any provision of this Agreement to the contrary, if it is determined by the Company’s independent auditors that any amount or benefit to be paid or provided under this Agreement or otherwise, whether or not in connection with a Change in Control, would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.9 will not of itself limit or otherwise affect any other rights of Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3.9, the Company will effect such reduction by first reducing the lump sum cash payment related to Base Salary (a “Reduction”). In the event that, after such Reduction any payment or benefit intended to be provided under this Agreement or otherwise is still required to be reduced pursuant to this Section 3.9, the Company will effect such reduction by reducing other consideration due to Executive.

3.10Removal from any Boards and Positions. If Executive’s employment is terminated for any reason under this Agreement, this Agreement will constitute his automatic resignation from (i) if a member, the board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company, (ii) any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries, and (iii) any fiduciary positions with respect to the Company’s benefit plans.

ARTICLE IV
EXCLUSIVITY OF SERVICES AND RESTRICTIVE COVENANTS

4.1Confidential Information. Executive acknowledges and agrees that the Confidential Information (as defined below) of the Company and its subsidiaries and any other entity related to the Company (each, a “VASCO Entity”) that he obtained during the course of his employment by the Company is the property of the Company or such other VASCO Entity. Executive will never, directly or indirectly, disclose, publish or use any Confidential Information of which Executive has become aware, whether or not such information was developed by him. All duties and obligations set forth in this Agreement regarding Confidential Information shall be in addition to those which exist under the Illinois Trade Secrets Act and at common law.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or any other VASCO Entity, in connection with its businesses, including but not limited to:

(i)products or services, unannounced products or services, product or service development information (or other proprietary product or service information);

(ii)fees, costs, bids and pricing structures and quotations or proposals given to agents, distributors, vendors, contractors, licensors, licensees, customers, or prospective agents, distributors, vendors, contractors, licensors, licensees or customers, or received from any such person or entity;

(iii)accounting or financial records;

(iv)strategic business plans;

(v)information system applications or strategies;

(vi)customer and vendor lists and employee lists and directories;

(vii)marketing plans, bidding strategies and processes, and negotiation strategies, whether past, current, or future;

(viii)accounting and business methods;

(ix)legal advice and/or attorney work product;

(x)trade secrets and other proprietary information;

(xi)information, analysis or strategies regarding acquisitions, mergers, other business combinations, divestitures, recapitalizations, or new ventures; and

(xii)nonpublic information that was acquired by Executive concerning the requirements and specifications of the Company’s or any other VASCO Entity’s agents, distributors, vendors, contractors, licensors, licensees, customers, or potential customers.

Notwithstanding anything to the contrary, Confidential Information does not include any information that: (a) is publicly disclosed by law or pursuant to, and to the extent required by, an order of a court of competent jurisdiction or governmental agency; (b) becomes publicly available through no fault of Executive; or (c) has been published in a form generally available to the public before Executive proposes to disclose, publish, or use such information.

4.2Noncompetition. During the Employment Period and for the 12-month period following the termination of the Employment Period for any reason (the “Restricted Period”), Executive will not, on behalf of himself or any other entity, have an ownership interest in or become employed or engaged by, or otherwise participate in or render services to, any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) within the Geographical Area (as defined below) that engages in any data security business or any other business engaged in by the Company; provided, however, that the this restriction shall not prohibit Executive from passive beneficial ownership of less than two percent of any class of securities of a publicly-held corporation whose stock is traded on a U.S. national securities exchange or traded in the over-the-counter market. For the purpose of this provision, “Geographical Area” means North America, Central America, South America, the Caribbean, Europe, the Middle East, Africa, India, the Australian continent and Asia.

4.3Non-Solicitation. During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (i) solicit for employment, hire or engage, or attempt to solicit for employment, hire or engage, any person who is or was employed by the Company within the six month period prior to the date of solicitation, hire or engagement, or (ii) otherwise interfere with the relationship between any such person and the Company.

4.4Non-Interference with Business Relationships. During the Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of the Company), directly or indirectly, on Executive’s own behalf or for any other person or entity: (i) induce or attempt to induce any customer, distributor, agent, licensor, licensee, contractor, vendor or other business relation that was doing business with any VASCO Entity during the one-year period prior to the inducement or attempted inducement to reduce or cease doing business with the Company or any VASCO Entity, or otherwise interfere with the relationship between such person (or entity) and any VASCO Entity; (ii) induce or attempt to induce any prospective customer, distributor, agent, licensor, licensee, contractor, vendor or other prospective business relation located in the Geographical Area with which any VASCO Entity has had communications during the six-month period prior to the inducement or attempted inducement regarding doing business with the Company or any other VASCO Entity to not do business or to do reduced business with the Company or any other VASCO Entity, or otherwise interfere with the relationship between such person (or entity) and any VASCO Entity.

4.5Equitable Modification. If any court of competent jurisdiction shall deem any provision in this Article IV too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

4.6Remedies. Executive acknowledges that the agreements and covenants contained in this Article IV are essential to protect the Company and its business and are a condition precedent to entering into this Agreement. Should Executive breach any covenants in this Article IV, then among other remedies, the duration of the covenant shall be extended by the period of any such breach. Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of this Article IV, and that monetary damages alone would not provide adequate relief to the Company for the harm incurred. Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary and permanent injunctive relief restraining Executive from committing or continuing any breach without being required to post a bond. Without limiting the foregoing, upon a breach by Executive of any provision of this Article IV, any outstanding Severance Pay shall cease and be forfeited, and Executive shall immediately reimburse the Company for any Severance Pay previously paid.

ARTICLE V
POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials. No later than three business days following the termination of Executive’s employment for any reason, Executive shall return to the Company all company property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information.

5.2Executive Assistance. During Executive’s employment with the Company and for a period of 3 years after the termination of such employment, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including without limitation conferring with the Company with regard to any litigation, claim, or other dispute in which the Company is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. The Company will make any such reimbursement within 30 days of the date Executive provides the Company with documentary evidence of such expense consistent with the policies of the Company. The Company will also pay Executive a reasonable fee per hour for his assistance during the two years commencing on the first anniversary of termination of his employment with the Company.

Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section l.409A-3(i)(1)(iv).

ARTICLE VI
MISCELLANEOUS

6.1Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered prepaid to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by facsimile transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the date of transmission, or if after 5:00 P.M., the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to Executive, to the address listed on the signature page or the last address on file in the records of the Company.

If to the Company:

VASCO Data Security International, Inc.
1901 South Meyers Road
Suite 210
Oakbrook Terrace, IL 60181-5206
Attention: Chief Executive Officer
Telecopy: (630) 932-8852

with a copy to:

Katten Muchin Rosenman LLP
525 West Monroe St.
Chicago, IL 60661
Attention Matthew Brown
Telecopy: (312) 902-1061

or such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in his address set forth on the signature page.

6.2Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, as well as any other amounts due and owing to the Company from Executive.

6.3Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that Executive may not assign any of his rights or obligations under this Agreement without the Company’s prior written consent.

6.4Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

6.5Amendment; Waiver. No failure or delay by the Company or Executive in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by Executive from any of the terms or conditions thereof, will be effective unless in writing and signed by the Chairman of the Committee. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.6Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.7Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.8Governing Law; Consent to Jurisdiction; Waiver of Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment hereunder, the parties: (i) agree to submit to the exclusive jurisdiction of the federal courts located in the Northern District of Illinois or state courts located in DuPage County, Illinois; (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

6.9Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company. The heading in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of the provision.

6.10Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent with regard to the subject matter contained herein between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement.

VASCO DATA SECURITY INTERNATIONAL, INC.

Date: April 25, 2016	By:	/s/ T. Kendall Hunt

	Name:	T. Kendall Hunt
	Title:	CEO

STEVEN WORTH

Date: April 25, 2016	/s/ Steven Worth

	Address:	c/o VASCO Data Security International, Inc. 1901 South Meyers Road Oakbrook Terrace, Illinois 60181

	Phone:	***-***-****

Fax: